Exhibit (a)(1)(E)

RETRACTABLE TECHNOLOGIES, INC.

SUPPLEMENT TO THE OFFER TO EXCHANGE

ISSUED AND OUTSTANDING SHARES OF OUR PREFERRED STOCK

FOR

SHARES OF OUR COMMON STOCK AND CASH

September 29, 2011

On September 12, 2011, Retractable Technologies, Inc. (“RTI”) commenced an offer to its Preferred Stockholders to exchange Class B Convertible Preferred Stock (the “Preferred Stock”) for RTI Common Stock and cash (the “Original Offer to Exchange”).  RTI, by this Supplement to the Offer to Exchange (the “Supplement”), amends and supplements the Original Offer to Exchange to clarify certain terms of the Exchange Offer and add pro forma financial information on an as-adjusted basis, assuming the tender and acceptance of all outstanding shares of Preferred Stock pursuant to the Exchange Offer.

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Exchange and the Letter of Transmittal remain applicable in all respects.  To the extent that any information or amendment contained in this Supplement to the Offer to Exchange is inconsistent with the information in the Original Offer to Exchange, the information and amendments set forth in this Supplement shall control.  This Supplement, together with the Original Offer to Exchange, are referred to herein as the “Exchange Offer”.  All capitalized terms used in this Supplement which are not otherwise defined have the meanings set forth in the Original Offer to Exchange.

Holders that have previously tendered (and not withdrawn) their shares of Preferred Stock pursuant to the Original Offer to Exchange are not required to take any further action to receive the Offer Consideration pursuant to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS EXCHANGE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN, AND TENDER YOUR PREFERRED STOCK PURSUANT TO, THIS EXCHANGE OFFER.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt this Exchange Offer from the registration requirements of the Securities Act.  We are also relying on Sections 18(b)(1)(A) and 18(b)(4)(C) of the Securities Act to exempt this Exchange Offer from the registration and qualification requirements of state securities laws.  We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or other person for soliciting tenders in this Exchange Offer.  No person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of this Exchange Offer.  Our officers, directors, and employees may solicit tenders from holders of our Preferred Stock and will answer inquiries, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

ALL INQUIRIES CONCERNING THIS EXCHANGE OFFER SHOULD BE DIRECTED TO OUR DEPOSITARY, AS INDICATED ON THE BACK COVER OF THIS SUPPLEMENT.

INFORMATION IN THE ORIGINAL OFFER TO EXCHANGE

The Original Offer to Exchange, also known as the Offering Memorandum, includes important information about RTI and the Exchange Offer that we have not repeated in this Supplement, and we encourage you to read the Original Offer to Exchange as well as this Supplement carefully.  Among other things, the Original Offer to Exchange describes the terms and conditions of the Exchange Offer and risk factors you should consider in determining whether to tender your Preferred Stock in the Exchange Offer.  It also includes certain sections referenced herein.

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Exchange and the Letter of Transmittal remain applicable in all respects.  To the extent that any information or amendment contained in this Supplement to the Offer to Exchange is inconsistent with the information in the Original Offer to Exchange, the information and amendments set forth in this Supplement shall control.

THIS EXCHANGE OFFER

Below are certain amended and restated subsections to the section entitled THIS EXCHANGE OFFER set forth in the Original Offer to Exchange.

Date of Payment

RTI will instruct the Depositary to issue your Offer Consideration promptly following the date that your tendered Preferred Stock is accepted by us.  For purposes of this Exchange Offer, we will be deemed to have accepted Preferred Stock for payment that is properly tendered and not withdrawn when we give oral or written notice of our acceptance of the Preferred Stock for payment to the Depositary.  The date that we accept your properly tendered Preferred Stock and instruct the Depositary to pay you will be promptly after the Expiration Date, unless this Exchange Offer is terminated or withdrawn as provided herein.  If the Expiration Date is extended, then the date of acceptance and payment will be similarly extended.  The Offer Consideration for the Preferred Stock will not be paid unless and until the share certificate(s) owned by the Preferred Stockholder are received by the Depositary, together with such additional documents as the Depositary may require (including a Letter of Transmittal), and until the same are processed by the Depositary for payment.  See THIS EXCHANGE OFFER - Procedures for Participating in This Exchange Offer (How to Tender Preferred Stock) for more information with respect to the proper procedure for submitting Preferred Stock to the Depositary.

Expiration Date; Extensions; Amendments; Termination

The Expiration Date of this Exchange Offer will be Friday, November 4, 2011 at 12:00 midnight Eastern time, unless we, in our sole and absolute discretion, extend this Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than the next Business Day after the last previously scheduled or announced Expiration Date.  For purposes of this Exchange Offer, a Business Day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

If, prior to the Expiration Date, we amend, withdraw or terminate the Exchange Offer (where any such withdrawal or termination would take place only upon the occurrence or satisfaction of the disclosed conditions set forth in the section entitled THIS EXCHANGE OFFER - Conditions of This Exchange Offer), we will disseminate notice of the amendment, withdrawal or termination to Preferred Stockholders by public announcement, written notice, or otherwise as permitted by applicable law.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will disclose the material change and extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.

In addition, if we decide to take either of the following actions, we will publish a notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least ten Business Days after the date of such notification:

•                  we increase or decrease the amount of consideration offered for the Preferred Stock; or

•                  we increase or decrease the amount of Preferred Stock that may be tendered in the Exchange Offer.

Withdrawal Rights

If you elect to accept this Exchange Offer as to your Preferred Stock and later change your mind, you may withdraw your tendered Preferred Stock (beginning on the day of your tender) and reject this Exchange Offer at any time before the Expiration Date (November 4, 2011, unless extended), by following the procedure described in this section.  You may also withdraw your tendered Preferred Stock after the expiration of forty business days from the commencement of this Exchange Offer (November 7, 2011) if we have not yet accepted your Preferred Stock for payment.  You may only withdraw your tender of Preferred Stock after the deadlines as permitted by law.  Please note that, just as you may not tender only part of your Preferred Stock, you also may not withdraw your tender with respect to only a portion of your Preferred Stock. If you elect to withdraw previously tendered Preferred Stock, you must reject this Exchange Offer with respect to all your Preferred Stock.

For a withdrawal of a tender of Preferred Stock to be effective, a written transmission of notice of withdrawal must be received by the Depositary by mail, fax, or hand delivery.  Any such notice of withdrawal must:

•                  specify that the notice of withdrawal relates to the Offer to Exchange Preferred Stock by Retractable Technologies, Inc. which commenced on September 12, 2011;

•                  specify the name of the person who tendered the Preferred Stock to be withdrawn;

•                  contain the series and number of shares represented by the Preferred Stock certificate(s) to be withdrawn; and

•                 be signed by the holder of the Preferred Stock in the same manner as the original signature on the applicable Letter of Transmittal.

If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the notice of withdrawal.

Your tendered Preferred Stock will not be considered withdrawn until the Depositary RECEIVES your notice of withdrawal. If you miss the deadline, your previously tendered Preferred Stock will be transferred to RTI, retired, and cancelled pursuant to this Exchange Offer.  The method of delivery is at your own option and risk. You are responsible for making sure that the notice of withdrawal is delivered to and RECEIVED by the Depositary.  You must allow for delivery time based on the method of delivery that you choose to ensure that the Depositary RECEIVES your notice of withdrawal (and any other required document) before the deadline.

Withdrawal of Preferred Stock can only be accomplished in accordance with the foregoing procedures.  You may not rescind a valid withdrawal of tendered Preferred Stock.  However, Preferred Stock validly withdrawn may thereafter be retendered at any time prior to 12:00 midnight Eastern time on the Expiration Date by following the procedures for initially tendering Preferred Stock.

All questions as to validity, form, and eligibility (including time of receipt) of the withdrawal of any Preferred Stock certificates will be determined by us in our sole and absolute discretion (which power may be delegated in whole or in part to the Depositary) which determination will be final and binding.  We reserve the absolute right to reject any and all notices of withdrawal determined by us not to be in proper form or which may be unlawful.  We also reserve the absolute right to waive any defect or irregularity in withdrawal of any tendered Preferred Stock whether or not similar defects or irregularities are waived in the case of any other stockholder.  A withdrawal will not be deemed to have been validly made until all defects and irregularities have been cured or waived.  We and the Depositary will make reasonable efforts to notify any person of any defect in any notice of withdrawal submitted to the Depositary.  However, neither we nor the Depositary have a duty to notify you and will not incur any liability for failure to give any such notification.

Effect of Unauthorized Offers

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law.  If we become aware of any state where the making of this Exchange Offer is not in compliance with state law, we will make a commercially reasonable good faith effort to comply with such state law.  If, after such commercially reasonable good faith effort, we cannot comply with such state law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of Preferred Stockholders residing in such state.

PRO FORMA FINANCIAL INFORMATION

The following tables set forth our financial information on an as-adjusted basis to reflect this Exchange Offer, assuming the tender and acceptance of all outstanding shares of Preferred Stock.  Certain selected financial data provided in the Original Offer to Exchange is included for reference.  These tables should be read in conjunction with our consolidated financial statements and the accompanying notes which are incorporated by reference in our Original Offer to Exchange.  The Condensed Balance Sheets herein shall replace the section entitled CAPITALIZATION and the footnote to the Condensed Balance Sheets herein shall replace the section entitled THIS EXCHANGE OFFER - Accounting Treatment set forth in our Original Offer to Exchange.

CONDENSED BALANCE SHEETS

	June 30, 2011 (unaudited) (as reported)	June 30, 2011 (pro forma)
ASSETS
Current assets:
Cash and cash equivalents(1)	$26,790,307	$22,237,258
Accounts receivable, net	4,288,459	4,288,459
Inventories, net	8,084,255	8,084,255
Income taxes receivable	11,973	11,973
Other current assets	214,490	214,490
Total current assets	39,389,484	34,836,435
Property, plant, and equipment, net	12,720,061	12,720,061
Intangible assets and other assets, net	385,190	385,190
Total assets	$52,494,735	$47,941,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,301,597	$3,301,597
Current portion of long-term debt	643,544	643,544
Accrued compensation	600,704	600,704
Dividends payable	291,700	291,700
Accrued royalties to shareholders	733,965	733,965
Other accrued liabilities	1,393,489	1,393,489
Income taxes payable	77,466	77,466
Total current liabilities	7,042,465	7,042,465

Long-term debt, net of current maturities	4,235,362	4,235,362
Total liabilities	11,277,827	11,277,827

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B(1)	144,000	—

	June 30, 2011 (unaudited) (as reported)	June 30, 2011 (pro forma)
Series II, Class B(1)	219,700	—
Series III, Class B(1)	130,245	—
Series IV, Class B(1)	552,500	—
Series V, Class B(1)	1,232,571	—
Common stock, no par value	—	—
Additional paid-in capital(1)	57,420,315	55,212,282
Retained deficit(1)	(18,482,423)	(18,548,423)
Total stockholders’ equity(1)	41,216,908	36,663,859
Total liabilities and stockholders’ equity	$52,494,735	$47,941,686

(1)          In order to arrive at the pro forma balance sheet, several adjustments were made.  Cash was reduced $4,553,049, consisting of: (a) $4,487,049 for the assumed purchase of all outstanding Preferred Stock and (b) $66,000 for estimated expenses related to this Exchange Offer.  The reduction in Stockholders’ equity consists of: (a)  $4,487,049 for the assumed purchase of all outstanding Preferred Stock and (b) $66,000 for estimated expenses related to this Exchange Offer.  The assumed purchase of all outstanding Preferred Stock results in a reduction of $2,279,016 for the par value of all the outstanding Preferred Stock.  The adjustment to Additional paid-in capital is a net reduction of $2,208,033, which is the sum of: (a) $4,487,049, representing the cash purchase price of all outstanding Preferred Stock (a reduction in Additional paid-in capital), and (b) $2,279,016, representing the par value of all the outstanding Preferred Stock (an increase in Additional paid-in capital).  Retained deficit was increased by $66,000, representing estimated expenses related to this Exchange Offer.

CONDENSED STATEMENTS OF OPERATIONS

	Six Months Ended June 30, 2011 (unaudited) (as reported)	Six Months Ended June 30, 2011 (pro forma)	Year Ended December 31, 2010 (as reported)	Year Ended December 31, 2010 (pro forma)
Sales, net	$17,723,603	$17,723,603	$36,219,562	$36,219,562
Cost of sales
Cost of manufactured product	9,966,837	9,966,837	20,757,488	20,757,488
Royalty expense to shareholders	1,330,636	1,330,636	2,940,948	2,940,948
Total cost of sales	11,297,473	11,297,473	23,698,436	23,698,436
Gross profit	6,426,130	6,426,130	12,521,126	12,521,126

Operating expenses:
Sales and marketing	1,549,268	1,549,268	3,674,168	3,674,168
Research and development	369,882	369,882	885,445	885,445
General and administrative	5,594,827	5,594,827	14,260,151	14,260,151
Impairment of assets	—	—	365,295	365,295
Total operating expenses	7,513,977	7,513,977	19,185,059	19,185,059
Loss from operations	(1,087,847)	(1,087,847)	(6,663,933)	(6,663,933)

Interest and other income	33,598	33,598	32,324	32,324
Interest expense, net	(122,456)	(122,456)	(302,843)	(302,843)
Litigation settlements, net	3,800,000	3,800,000	9,159,089	9,159,089
Income (loss) before income taxes	2,623,295	2,623,295	2,224,637	2,224,637
Provision (benefit) for income taxes	52,466	52,466	(176,057)	(176,057)
Net income (loss)	2,570,829	2,570,829	2,400,694	2,400,694
Preferred stock dividend requirements	(684,434)	—	(1,370,620)	—
Earnings (loss) applicable to common shareholders	$1,886,395	$2,570,829	$1,030,074	$2,400,694

Basic earnings (loss) per share	$0.08	$0.10	$0.04	$0.09

	Six Months Ended June 30, 2011 (unaudited) (as reported)	Six Months Ended June 30, 2011 (pro forma)	Year Ended December 31, 2010 (as reported)	Year Ended December 31, 2010 (pro forma)
Diluted earnings (loss) per share	$0.07	$0.09	$0.04	$0.08

Weighted average common shares outstanding:
Basic	23,995,116	26,274,132	23,872,783	26,151,799
Diluted	26,573,513	28,852,529	26,248,874	28,714,609

The book value per share for the Common Stock as of June 30, 2011 was $0.55.  The pro forma book value per share for the Common Stock as of June 30, 2011 would have been $1.39, assuming the tender and acceptance of all outstanding shares of Preferred Stock.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2011 (pro forma)	Year Ended December 31, 2010	Year Ended December 31, 2010 (pro forma)

Fixed charges:
Interest expensed	$139,933	$139,933	$321,610	$321,610
Amortized premiums and discounts related to indebtedness(1)	10,540	10,540	30,921	30,921
Capitalized interest(2)	(28,017)	(28,017)	(49,687)	(49,687)
Interest component of rent(3)	8,275	8,275	1,450	1,450
Total fixed charges	130,731	130,731	304,294	304,294

Preference dividends:
Earnings required to pay preference dividends	698,402	—	1,398,592	—

Combined fixed charges and earnings required to pay preference dividends	$829,133	$130,731	$1,702,886	$304,294

Earnings:
Pretax income	$2,623,295	$2,623,295	$2,224,637	$2,224,637
Fixed charges	130,731	130,731	304,294	304,294
Amortization of capitalized interest	22,158	22,158	51,901	51,901
	2,776,183	2,776,183	2,580,832	2,580,832
Capitalized interest	(28,017)	(28,017)	(49,687)	(49,687)
(A) Earnings	$2,748,166	$2,748,166	$2,531,145	$2,531,145
(B) Earnings required to pay preference security dividends and fixed charges	$829,133	$130,731	$1,702,886	$304,294
Ratio	3.3:1	21.0:1	1.5:1	8.3:1

(1)	Amortized premiums and discounts related to indebtedness consist of debt costs associated with the Katie Petroleum note.

(2)

Capitalized interest consists of those interest costs that have been included with the cost of property, plant, and equipment and part of the book basis of those assets. Capitalized interest has reduced interest expense in prior periods.

(3)	The interest component of rent was derived by capitalizing a rental agreement and assuming a 7% interest rate.

The Depositary and Exchange Agent for the Exchange Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Phone:

Toll-free (877) 248-6417

(718) 921-8317

Fax:

(718) 234-5001

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone numbers set forth above.  Requests for additional copies of this Supplement, the Original Offer to Exchange, or the Letter of Transmittal may be directed to the Depositary.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.